Exhibit 99.2

Ifwe Inc.

Condensed Financial Statements

March 31, 2017 and December 31, 2016

(Unaudited)

Ifwe Inc.

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Ifwe Inc.

CONDENSED BALANCE SHEETS

	(Unaudited) March 31, 2017	December 31, 2016
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$10,409,555	$15,638,483
Accounts receivable, net of allowances of $7,904 and $7,949, respectively	2,293,072	2,914,209
Prepaid expenses and other current assets	7,880,240	1,183,624
Total current assets	20,582,867	19,736,316
Restricted cash	500,000	500,000
Property and equipment, net	4,694,496	5,772,187
Deferred tax asset, long-term	3,049,680	3,049,680
Goodwill	4,415,625	4,415,625
Intangible assets, net	61,942	123,883
Other assets	311,923	347,544
TOTAL ASSETS	$33,616,533	$33,945,235

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,516,741	$518,891
Accrued expenses and other current liabilities	1,285,271	1,846,129
Deferred revenue	3,241,041	3,121,834
Total current liabilities	6,043,053	5,486,854

Preferred stock warrant liability	66,103	71,193
Other long-term liabilities	542,543	379,887
TOTAL LIABILITIES	$6,651,699	$5,937,934

STOCKHOLDERS' EQUITY:

Convertible preferred stock, $0.0001 par value; 23,760,000 shares authorized, 22,866,709 issued and outstanding (liquidation preference of $14,542,506)	13,815,432	13,815,432
Common stock, $0.0001 par value; 72,000,000 shares authorized; 24,891,933 and 24,681,933 issued and outstanding at March 31, 2017 and December 31, 2016, respectively	2,688	2,667
Additional paid-in-capital	21,919,881	21,450,355
Treasury stock	(5,133,748)	(5,133,748)
Accumulated deficit	(3,639,419)	(2,127,405)
Total stockholders' equity	26,964,834	28,007,301
Total liabilities and stockholders' equity	$33,616,533	$33,945,235

See notes to condensed financial statements.

Ifwe Inc.

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

  (UNAUDITED)

	For the Three Months Ended March 31,
	2017	2016
Revenue	$10,632,266	$10,957,981

Operating costs and expenses:
Cost of revenue (including depreciation and amortization)	2,856,906	3,012,492
Research and development	3,244,729	3,053,331
Selling, general and administrative	4,985,349	3,913,441
Depreciation and amortization	659,443	438,065
Total costs and expenses	11,746,427	10,417,329

(Loss) income from operations	(1,114,161)	540,652

Other expense:
Interest expense	(1,019)	(15,064)
Change in fair value of warrant liabilities	5,090	4,555
Other expense	(51,924)	(25,999)
Total other expense	(47,853)	(36,508)

(Loss) income before provision for income taxes	(1,162,014)	504,144
Provision for income taxes	(350,000)	(411,095)
Net (loss) income	$(1,512,014)	$93,049

See notes to condensed financial statements.

Ifwe Inc.

CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

(UNAUDITED)

	Convertible Preferred Stock Shares	Amount	Common Stock Shares	Amount	Additional Paid-In Capital	Treasury Stock	Retained Earnings	Total Stockholders' Equity

Balance, December 31, 2016	22,866,709	$13,815,432	24,681,933	$2,667	$21,450,355	$(5,133,748)	$(2,127,405)	$28,007,301
Stock-based compensation	-	-	-	-	445,040	-	-	445,040
Exercise of employee stock options	-	-	210,000	21	24,486	-	-	24,507
Net loss	-	-	-	-	-	-	(1,512,014)	(1,512,014)
Balance, March 31, 2017	22,866,709	$13,815,432	24,891,933	$2,688	$21,919,881	$(5,133,748)	$(3,639,419)	$26,964,834

See notes to condensed financial statements.

Ifwe Inc.

CONDENSED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Three Months Ended March 31,
	2017	2016
	(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(1,512,014)	$93,049
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,165,762	1,034,232
Stock-based compensation	445,040	643,491
Amortization of non-cash debt issue costs	1,019	1,019
Change in fair value of preferred stock warrants	(5,090)	(4,555)
Loss on disposal of fixed assets	-	98
Changes in operating assets and liabilities:
Accounts receivable	621,137	567,694
Prepaid expenses and other current assets	(6,696,616)	917,989
Other assets	34,600	121,686
Accounts payable	987,396	29,592
Accrued expenses and other liabilities	(560,857)	321,397
Deferred revenue	119,207	(36,588)
Deferred rent	162,656	(40,388)

Net cash (used in) provided by operating activities	(5,237,760)	3,648,716

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment, net of financing lease	(15,675)	(614,832)
Proceeds from sale of property and equipment	-	450

Net cash used in investing activities	(15,675)	(614,382)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	24,507	-
Payments of capital lease obligations	-	(299,832)

Net cash provided by (used in) financing activities	24,507	(299,832)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(5,228,928)	2,734,502

CASH AND CASH EQUIVALENTS — Beginning of year	15,638,483	11,187,126

CASH AND CASH EQUIVALENTS — End of year	$10,409,555	$13,921,628

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for interest	$-	$15,251

See notes to condensed financial statements.

1.	Nature of Business and Summary of Significant Accounting Policies

Ifwe Inc.(“Ifwe” or the “Company”), located in San Francisco, California, was incorporated in Delaware in February 2005. The Company created, has acquired, and manages an online social networking site and mobile applications. The Company sells advertising under various targeted advertising programs for placement on the site. The Company also sells subscriptions to premium features on its online network and a virtual currency called Tagged “Gold.” Gold allows members to pay for certain benefits, such as virtual gifts, advantages in online games. In October 2014, the Company changed its name from Tagged, Inc. to Ifwe Inc.

Use of Estimates

The preparation of the Company’s financial statements in conformity with generally accepted accounting principles in the United States of America (“U.S. GAAP”) requires management to make estimates, judgments, and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses and the related disclosure of contingent assets and liabilities. On an ongoing basis, the Company evaluates its estimates, including those related to revenue, allowance for doubtful accounts, the useful lives and impairment of long-lived assets including property and equipment and intangible assets, stock-based compensation, impairment of goodwill, income taxes and valuation of related deferred tax assets, preferred stock warrant liabilities and contingencies. The Company bases its estimates of the carrying value of certain assets and liabilities on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, when these carrying values are not readily available from other sources. Actual results may differ from these estimates.

Income Taxes

The Company uses the asset and liability method of accounting for income taxes. Deferred income tax assets and liabilities are recognized based on the temporary differences between the financial statement and income tax basis of assets and liabilities. Valuation allowances are established when necessary to reduce deferred tax assets to amounts expected to be realized.

Interest and penalties are classified as a component of the provision for income taxes. Through March 31, 2017 no such interest or penalties have been recorded.

In recognizing and measuring uncertain tax positions, the Company first evaluates tax positions for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50 percent likely of being realized upon settlement.

Although the Company believes it has adequately reserved for uncertain tax positions, no assurance can be given that the final tax outcome of these matters will not be different. The Company adjusts these reserves in light of changing facts and circumstances, such as the closing of a tax audit or the refinement of an estimate. To the extent that the final tax outcome of these matters is different than the amounts recorded, such differences will impact the provision for income taxes in the period in which such determination is made. As of March 31, 2017, unrecognized tax benefits on research and development tax credits were $633,163 for federal and $1,396,490 for state purposes. Of the total unrecognized tax benefits, approximately $633,163 if recognized, would favorably affect the effective income tax rate in future periods. As of December 31, 2016, unrecognized tax benefits on research and development tax credits were $633,163 for federal and $1,396,490 for state purposes. Of the total unrecognized tax benefits, approximately $633,163 if recognized, would favorably affect the effective income tax rate in future periods.

Advertising Expense

Advertising costs are expensed as incurred. Advertising expense was $564,897 and $61,901 for the three months ended March 31, 2017 and 2016, respectively.

Stock-Based Compensation

The Company applies fair value recognition for all stock-based payment transactions in which it receives employee services in exchange for interests in its equity instruments. The Company estimates the fair value of stock options granted using the BSM option pricing model on the dates of grant. This fair value is then amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period. For stock options issued to non-employees, including consultants, the Company records expense related to stock options equal to the fair value of the options calculated using BSM over the service performance period. The fair value of these options is remeasured over the vesting period and recognized as an expense over the period the services are received. The Company recorded stock compensation expense of $445,040 and $643,491 for the three months ended March 31, 2017 and 2016, respectively.

Recent Issued Accounting Standards

In February 2017, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2017-05, “Other Income —Gains and Losses from the Derecognition of Nonfinancial Assets (Subtopic 610-20): Clarifying the Scope of Asset Derecognition Guidance and Accounting for Partial Sales of Nonfinancial Assets” (“ASU 2017-05”), which clarifies the scope of the nonfinancial asset guidance in Subtopic 610-20. This ASU also clarifies that the derecognition of all businesses and nonprofit activities (except those related to conveyances of oil and gas mineral rights or contracts with customers) should be accounted for in accordance with the derecognition and deconsolidation guidance in Subtopic 810-10. The amendments in this ASU also provide guidance on the accounting for what often are referred to as partial sales of nonfinancial assets within the scope of Subtopic 610-20 and contributions of nonfinancial assets to a joint venture or other noncontrolled investee. The amendments in this ASU are effective for annual reporting reports beginning after December 15, 2016, including interim reporting periods within that reporting period. Public entities may apply the guidance earlier but only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period. We do not expect the adoption of ASU 2017-05 to have a material impact on our financial statements.

In January 2017, the FASB issued ASU No. 2017-04, “Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment” (“ASU 2017-04”), which removes Step 2 from the goodwill impairment test. An entity will apply a one-step quantitative test and record the amount of goodwill impairment as the excess of a reporting unit's carrying amount over its fair value, not to exceed the total amount of goodwill allocated to the reporting unit. The new guidance does not amend the optional qualitative assessment of goodwill impairment. Public business entity that is a U.S. Securities and Exchange Commission filer should adopt the amendments in this ASU for its annual or any interim goodwill impairment test in fiscal years beginning after December 15, 2019. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. We are currently evaluating the impact of the adoption of ASU 2017-04 on our financial statements.

In November 2016, the FASB issued ASU No. 2016-18, “Statement of Cash Flows (Topic 230): Restricted Cash” (“ASU 2016-18”), which requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The amendments in this ASU do not provide a definition of restricted cash or restricted cash equivalents. The amendments in this ASU are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. We do not expect the adoption of ASU 2016-18 to have a material impact on our financial statements.

In August 2016, the FASB issued additional guidance to clarify the presentation and classification of certain cash receipts and cash payments in the statement of cash flows. This guidance will be effective for the Company beginning 2019. The Company is currently evaluating adoption methods and whether this guidance will have a material impact on its financial statements.

In May 2016, the FASB issued additional guidance that clarifies the implementation guidance on principal versus agent considerations. The guidance includes indicators to assist an entity in determining whether it controls a specified good or service before it is transferred to the customers. This guidance will be effective for the Company beginning 2019. The Company is currently evaluating adoption methods and whether this guidance will have a material impact on its financial statements.

In March 2016, the FASB issued additional guidance to simplify the accounting for share-based payment transactions, including the income tax consequences, an option to recognize gross share-based compensation expense with actual forfeitures recognized as they occur, as well as certain classifications on the statement of cash flows. The Company has adopted this guidance and it did not have a material impact on the financial statements.

In February 2016, the FASB issued new authoritative guidance on accounting for leases, which generally requires companies to recognize operating and financing lease liabilities and corresponding right-of-use assets on the balance sheet. This guidance will be effective for the Company beginning 2020. The Company is currently evaluating adoption methods and whether this standard will have a material impact on its financial statements.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, which amended revenue recognition guidance to clarify the principles for recognizing revenue from contracts with customers. The guidance requires an entity to recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration to which an entity expects to be entitled in exchange for those goods or services. The guidance also requires expanded disclosures relating to the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. Additionally, qualitative and quantitative disclosures are required about customer contracts, significant judgments and changes in judgments, and assets recognized from the costs to obtain or fulfill a contract. In April 2015, the FASB delayed the effective date of this standard by one year, and this accounting guidance is now effective for the Company beginning in the year ending December 31, 2019 using one of two prescribed retrospective methods. Early adoption is not permitted. The Company is evaluating the impact of the amended revenue recognition guidance on the Company’s financial statements.

2.	Commitments and Contingencies

Contingencies

Certain of the Company’s licensing agreements indemnify its customers for expenses or liabilities resulting from claimed infringements of patent, trademark, copyright by third parties related to the intellectual property content of the Company’s products, trade secrets, or other rights. Certain of these indemnification provisions are perpetual from execution of the agreement, and in some instances, the maximum amount of potential future indemnification is not limited. To date, the Company has not paid any such claims or been required to defend any lawsuits with respect to a claim.

Litigation

The Company is not aware of any actual or probable claims, although litigation is inherently uncertain and no assurance can be provided that future significant claims will not arise.

Contractual Obligations

During the three months ended March 31, 2017 there were no material changes outside the ordinary course of business to the specified contractual obligations set forth in the operating lease schedule included in our financial statements for the year ended December 31, 2016.

3.	Goodwill and Intangible Assets

The carrying amount of goodwill was $4,415,625 at both March 31, 2017 and December 31, 2016 there were no indicators of impairment as of March 31, 2017 and December 31, 2016, respectively.

Intangible assets consist of the following:

As of March 31, 2017	Useful Life (Months)	Gross Carrying Value	Accumulated Amortization	Net Carrying Amount
Customer relationships	3 – 36	$291,321	$(291,321)	$-
Technology	18 – 36	1,848,888	(1,786,946)	61,942
Trademarks/tradenames	36	221,588	(221,588)	-
User info database	36	1,531,115	(1,531,115)	-
Intangible assets		$3,892,912	$(3,830,970)	$61,942

As of December 31, 2016	Useful Life (Months)	Gross Carrying Value	Accumulated Amortization	Net Carrying Amount
Customer relationships	3 – 36	$291,321	$(291,321)	$-
Technology	18 – 36	1,848,888	(1,725,005)	123,883
Trademarks/tradenames	36	221,588	(221,588)	-
User info database	36	1,531,115	(1,531,115)	-
Intangible assets		$3,892,912	$(3,769,029)	$123,883

Amortization expense associated with intangible assets for the three months ended March 31, 2017 and 2016 was $61,942, respectively.

The estimated future amortization of intangible assets as of March 31, 2017 is as follows:

Years Ending December 31,
2017	$61,942
Total	$61,942

4.	Fair Value Measurements

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Under current professional guidance, valuation techniques used to ensure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The Company uses a three-tier hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1 — Inputs that are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

Level 2 — Inputs (other than quoted prices included in Level 1) that are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.

Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities and which reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.

The Company’s financial instruments include cash and cash equivalents, accounts receivable, accounts payable, warrant liabilities, option liabilities and debt. Cash and cash equivalents are reported at fair value. The recorded carrying amounts of accounts receivable and accounts payable approximate their fair value due to their short-term nature. The carrying value of the interest-bearing debt approximates fair value based upon the borrowing rates currently available to the Company for bank loans with similar terms and maturities.

The Company’s financial assets and liabilities that are measured at fair value on a recurring basis as of March 31, 2017 and December 31, 2016, by level within the fair value hierarchy, are as follows:

	Fair Value Measurements at March 31, 2017
	Level 1	Level 2	Level 3	Total
Financial asset – money market funds (1)	$655,228	$-	$-	$655,228
Financial liability – preferred stock warrant liability	$-	$-	$66,103	$66,103

	Fair Value Measurements at December 31, 2016
	Level 1	Level 2	Level 3	Total
Financial asset – money market funds (1)	$7,652,483	$-	$-	$7,652,483
Financial liability – preferred stock warrant liability	$-	$-	$71,193	$71,193

(1)	Reflected in cash and cash equivalents.

The fair value of each award at the end of the reporting periods is determined using the BSM option pricing model. Volatility is based on historical volatility rates obtained from certain public companies that operate in the same or related business as that of the Company since there is no market or historical data for the Company’s common stock. The risk-free interest rate is determined using a U.S. Treasury rate for the period that coincides with the expected term set forth. The Company calculates the remaining life of the award based on the contractual term.

In October 2008, in connection with a loan and security agreement, the Company issued warrants to purchase 199,227 shares of Series B-1 convertible preferred stock at $1.1545 per share and recorded the fair value of the warrants at $125,543. As of March 31, 2017, these warrants were valued using the Black-Scholes option valuation model with the following assumptions: stock price of $1.20, a remaining term of 1.57 years, volatility of 39.30%, risk-free interest rate of 0.88%, and no expected dividends. As of December 31, 2016, these warrants were valued using the Black-Scholes option valuation model with the following assumptions: stock price of $1.20, a remaining term of 1.81 years, volatility of 39.30%, risk-free interest rate of 1.20%, and no expected dividends. In January 2009, in connection with the same loan and security agreement, the Company issued additional warrants to purchase 25,989 shares of Series B-1 convertible preferred stock at $1.1545 per share and recorded the fair value of the warrants at $15,925. As of March 31, 2017, these warrants were valued using the Black-Scholes option valuation model with the following assumptions: stock price of $1.20, a remaining term of 1.81 years, volatility of 39.30%, risk-free interest rate of 0.88%, and no expected dividends. As of December 31, 2016, these warrants were valued using the Black-Scholes option valuation model with the following assumptions: stock price of $1.20, a remaining term of 2.06 years, volatility of 39.30%, risk-free interest rate of 1.20%, and no expected dividends. In November 2010, in connection with the same loan and security agreement, the Company issued additional warrants to purchase 29,286 shares of Series B-1 convertible preferred stock at $1.1545 per share and recorded the fair value of the warrants at $85,722. As of March 31, 2017, these warrants were valued using the Black-Scholes option valuation model with the following assumptions: stock price of $1.20, a remaining term of 1.57 years, volatility of 39.30%, risk-free interest rate of 0.88%, and no expected dividends. As of December 31, 2016, these warrants were valued using the Black-Scholes option valuation model with the following assumptions: stock price of $1.20, a remaining term of 1.81 years, volatility of 39.30%, risk-free interest rate of 1.20%, and no expected dividends. The fair value of all warrants issued with the loan and security agreement were recorded as a warrant liability and deferred financing fees. The deferred financing fees were amortized to interest expense over the term of the loans.

A summary of changes in the fair value of the Company’s Level 3 financial warrant liability mentioned above is as follows:

Three Months Ended March 31,	2017	2016
Balance, beginning of year	$71,193	$149,318
Change in fair value	(5,090)	(4,555)
Balance, end of year	$66,103	$144,763

The change in fair value of the Level 3 warrant liabilities is reflected in the statement of operations.

5.	Stockholders’ Equity

Convertible Preferred Stock

A summary of the authorized, issued, and outstanding convertible preferred stock (collectively, the “Preferred Stock”) as of March 31, 2017 and December 31, 2016 is as follows:

	Shares
Series	Authorized	Issued and Outstanding	Carrying Value	Liquidation Preference
A-1	4,500,000	4,500,000	$2,001,000	$2,001,000
A-2	3,360,000	3,053,097	727,721	1,373,894
B	12,000,000	11,703,726	6,919,098	6,999,999
B-1	3,900,000	3,609,886	4,167,613	4,167,613
Unassigned	760	-	-	-
Total	23,760,760	22,866,709	$13,815,432	$14,542,506

Significant rights and preferences of the Preferred Stock are as follows:

Liquidation Preference — In the event of any liquidation event, either voluntary or involuntary, the holders of Series B and B-1 convertible preferred stock (collectively, “Series B”) shall be entitled to receive, prior and in preference to any distribution of the proceeds to the holders of Series A-1 and A-2 convertible preferred stock (collectively, “Series A”) or common stock, an amount per share equal to $0.5981 for the Series B convertible preferred stock and $1.1545 for the Series B-1 convertible preferred stock, plus any declared but unpaid dividends. If the proceeds distributed among the holders of Series B are insufficient to permit the payment to such holders of the full preferential amounts, then the entire proceeds legally available for distribution shall be distributed ratably among the holders of Series B in proportion to the full preferential amount that each such holder is otherwise entitled to receive.

After payment has been made to the holders of Series B of their full preferential amounts, the holders of Series A shall be entitled to receive, prior and in preference to any distribution of any proceeds to the holders of common stock, an amount per share equal to $0.4447 for Series A-1 convertible preferred stock and $0.45 for Series A-2 convertible preferred stock, plus any declared but unpaid dividends. If the proceeds distributed among the holders of Series A are insufficient to permit the payment to such holders of the full preferential amounts, then the entire proceeds legally available for distribution shall be distributed ratably among the holders of Series A in proportion to the full preferential amount that each such holder is otherwise entitled to receive.

After payment has been made to the holders of the Preferred Stock of their full respective preferential amounts, all of the remaining assets of the Company shall be distributed ratably among the holders of common stock.

Dividends — The holders of Series B shall be entitled to receive dividends, out of any funds legally available, prior and in preference to any declaration or payment of any dividend on the Series A or common stock of the Company, at the rate of 8% of the original issue price for each share of Series B per annum, payable when, as, and if declared by the Board of Directors of the Company. Such dividends are not cumulative. Following the payment of any dividends pursuant to Series B, the holders of Series A shall be entitled to receive dividends, out of any funds legally available, prior and in preference to any declaration or payment of any dividend on the common stock of the Company, at the rate of 8% of the original issue price for each share of Series A per annum, payable when, as, and if declared by the Board of Directors. Such dividends are not cumulative. Following the payment of any dividends to the holders of Preferred Stock, any additional dividends declared will be distributed among all holders of the Preferred Stock and common stock in proportion to the number of shares of common stock that would be held if the Preferred Stock were converted to common stock. No dividends have been declared to date.

Voting — The holders of Preferred Stock shall have the same voting rights as the holder of common stock. The holders of common stock and Preferred Stock shall vote together as a single class. Each holder of common stock shall be entitled to one vote for each share of common stock held, and each holder of Preferred Stock shall be entitled to the number of votes equal to the number of shares of common stock into which such shares of Preferred Stock could then be converted. The holders of Series B and B-1 convertible preferred stock, voting together as a single class on an as-converted basis, shall be entitled to elect two directors of the Company at any election of directors. The holders of Series A-1 and A-2 convertible preferred stock shall each be entitled to elect one director of the Company at any election of directors. The holders of common stock shall be entitled to elect two directors of the Company at any election of directors.

Conversion — Each share of Preferred Stock is convertible to common stock at the option of the holder. Such conversion is determined by dividing the original issue price by the then-effective conversion price (adjusted for any stock dividends, combinations, or splits with respect to such shares). The conversion price of each series of preferred stock is subject to adjustment of conversion price upon issuance of additional shares of common stock below the conversion price for a given series of preferred stock in effect immediately prior to such issuance. At March 31, 2017 and December 31, 2016, each share of Preferred Stock was convertible into one share of common stock.

Each share of Preferred Stock shall automatically be converted into shares of common stock at the conversion rate at the time in effect for such series of Preferred Stock immediately upon the earlier of (i) the Company’s sale of its common stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended, with a price per share of at least $2.99 (adjusted for any stock dividends, combinations, or splits with respect to such shares) and an aggregate offering price of at least $20,000,000 or (ii) the date specified by written consent or agreement of the majority of the holders of Preferred Stock, voting together as a single class on an as-converted basis.

Redemption — The Preferred Stock is not redeemable.

Common Stock Warrants

At March 31, 2017 and December 31, 2016, the following common stock warrants were issued and outstanding and classified as an equity instrument:

Issue Date	Reason for Grant	Shares	Expiration	Exercise Price per Share	Recorded Value at Issuance
2011	Issued in connection with executive job search services	33,333	May 2021	$2.00	$40,766
2012	Issued in connection with debt facility	64,286	May 2022	$2.10	79,844
2012	Issued in connection with debt facility	257,142	May 2022	$2.10	319,370
2014	Issued in connection with debt facility	15,873	April 2024	$3.15	27,222
2014	Issued in connection with debt facility	31,746	April 2024	$3.15	54,445
Total		402,380			$521,647

6. Subsequent Events

On March 3, 2017 The Meet Group, Inc., entered into a definitive agreement and plan of merger to acquire the Company, pursuant to which The Meet Group, Inc. agreed to acquire 100% of the issued and outstanding shares of common stock of the Company for total consideration of $60 million in cash. This transaction closed April 3, 2017. The Company incurred $726,454 of acquisition related expenses which were expensed as incurred during the three months ended March 31, 2017.